FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                    AMENDMENT NO. 1 TO APPLICATION OF REPORT

          FILED PURSUANT TO SECTION 12, 13, OR 15(D) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

            Date of Report: May 15, 1996 Date of Event: March 26, 1996


                        INFINITY BROADCASTING CORPORATION
                        ---------------------------------
               (Exact name of registrant as specified in charter)


DELAWARE                            0-14702                         13-2766282
- ------------------------------------------------------------------------------
(State of Incorporation)    (Commission File Number)             (IRS Employer
                                                           Identification No.)


                  600 MADISON AVENUE, NEW YORK, NEW YORK 10022
                  --------------------------------------------
                    (Address of principal executive offices)


                                 (212) 750-6400
                         -------------------------------
                         (Registrant's telephone number)

This Amendment No. 1 amends the registrant's Current Report on Form 8-K filed on April 10, 1996 and supplies the financial statements for an acquired business and pro forma financial information within 60 days of the original due date of such Report as permitted by Item 7(a)(4) and Item 7(b)(2) of Form 8-K.

Item 2.  ACQUISITION OR DISPOSAL OF ASSETS
         ---------------------------------

         On March 26, 1996, Infinity Broadcasting Corporation (the "Company") completed the acquisition of all of the outstanding stock of TDI Worldwide, Inc., a seller of advertising space on buses and transit systems, for a total purchase price of approximately $300,000,000 (the "TDI Acquisition").

         The purchase price of the acquisition was funded by bank borrowings of approximately $231,000,000 under the Company's Second Amended and Restated Credit Agreement, dated as of December 22, 1994, as amended, with a syndicated group of bank lenders and through the issuance of approximately 2.4 million newly issued shares of the Company's Class A Common Stock (as adjusted for the Company's three-for-two stock split paid on April 11, 1996).


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

         (a)   Financial Statements of Business Acquired.

         The information called for by this Item is included on Pages F-1 through F-22 of this filing and is incorporated herein by reference.

         (b)   Pro Forma Financial Information.

         The unaudited pro forma combined balance sheet data at December 31, 1995 is presented as if, at such date, the Company had completed (i) the TDI Acquisition, (ii) the acquisition of seven radio stations from various entities affiliated with Alliance Broadcasting, Inc. (the "Alliance Acquisition"), which acquisition was completed on January 16, 1996 and previously reported on the Company's Current Report on Form 8-K/A (filed on April 1, 1996), and (iii) the disposition of radio station KYCW-FM, Seattle, Washington (the "KYCW-FM Disposition"). The unaudited pro forma combined statements of operations data for the year ended December 31, 1995 are presented as if, at the beginning of such period, the Company had completed the TDI Acquisition and had acquired radio station KLUV-FM, the acquisition of which was completed on April 21, 1995, and completed the Alliance Acquisition and the KYCW-FM Disposition.

         In the opinion of management, all adjustments necessary to present fairly this pro forma information have been made.

         The pro forma combined financial statements that follow should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, which appear in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, and with the Financial Statements and Notes thereto of (i) TDI Worldwide, Inc. and Subsidiaries appearing elsewhere in this filing and (ii) Alliance Broadcasting, L.P. filed with the Company's Current Report on Form 8-K/A (filed on April 1, 1996). The pro forma information is not necessarily indicative of the results that would have been reported had the TDI Acquisition, the acquisition of radio station KLUV-FM, the Alliance Acquisition or the KYCW-FM Disposition actually occurred on the dates specified, nor is it indicative of the Company's future results.


(c)  Exhibits


Exhibit
NUMBER                             DESCRIPTION OF EXHIBIT
- -------                            ----------------------

2(a) Stock Purchase Agreement, dated as of February 22, 1996, by and among the Company, William M. Apfelbaum, each of the other stockholders of TDI Worldwide, Inc. identified on Schedule 4.2 thereto. (This exhibit can be found as Exhibit 2(i) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-14702) and is incorporated herein by reference.)

23(a)             Consent of Coopers & Lybrand L.L.P.


                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     INFINITY BROADCASTING CORPORATION



                                 By: /S/ FARID SULEMAN
                                     ---------------------------------
                                     Farid Suleman
                                     Vice President - Finance
                                     and Chief Financial Officer





Date:  May 15, 1996

                      TDI WORLDWIDE, INC. AND SUBSIDIARIES
                      (FORMERLY AMERICAN MEDIA NETWORK INC.
                                AND SUBSIDIARIES)

                        CONSOLIDATED FINANCIAL STATEMENTS

                AS OF DECEMBER 31, 1995 AND 1994 AND FOR EACH OF
              THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of TDI Worldwide, Inc.:

We have audited the accompanying consolidated balance sheets of TDI WORLDWIDE, INC. and SUBSIDIARIES (Formerly American Media Network Inc. and Subsidiaries) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TDI Worldwide, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                  COOPERS & LYBRAND L.L.P



New York, New York
April 2, 1996.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

CONSOLIDATED BALANCE SHEETS


                                                          DECEMBER 31,              December 31,
                                                               1995                     1994
                                                      -----------------------   -----------------------

                                                         (In thousands, except per share amounts)


Current assets:
   Cash                                                  $        13,329           $         7,303
   Accounts receivable (less allowance for doubtful
     accounts of approximately $1,520 and $1,679)                 37,966                    30,754
   Prepaid expenses and other current assets                       6,559                     3,127
   Deferred tax asset                                              1,842                     1,579
                                                       -------------------       -------------------
                Total current assets                              59,696                    42,763



Property, equipment and improvements, net                          5,586                     7,648
Deferred tax asset                                                 5,025                     9,086
Intangible assets                                                 16,891                    -
Other assets                                                       4,987                     3,096
                                                       -------------------       -------------------
                Total assets                             $        92,185           $        62,593
                                                       ===================       ===================


Current liabilities:
   Current maturities of long-term debt                  $         6,851           $         2,843
   Current maturities of capitalized lease obligations               382                       387
   Transit franchise payable                                      10,712                     9,792
   Accounts payable and other current liabilities                 17,486                    12,193
   Accrued interest payable                                        2,146                       569
   Accrued insurance                                               2,000                     1,687
                                                       -------------------       -------------------
                Total current liabilities                         39,577                    27,471
                                                       -------------------       -------------------


Long-term debt, net of current maturities                         35,547                    11,649
Capitalized lease obligations                                        438                       372
Subordinated notes                                                 -                         5,000
Minority interest                                                  -                         3,063
Deferred tax liability                                             4,407                    -
                                                       -------------------       -------------------
Commitments and contingent liabilities



Stockholders' equity:
   Common stock - Class A:  par value $0.01 per share;
     authorized, 1,053 shares; issued and outstanding
     633 shares and 530 shares, respectively                           7                         5
   Common stock - Class B:  par value $0.01 per share;
     authorized 420 shares; issued and outstanding 420                 4                         4
     shares
   Additional paid-in capital                                      6,999                    26,965
   Foreign currency translation adjustment                         (237)                        43
   Retained earnings (accumulated deficit)                         5,443                  (11,979)
                                                       -------------------       -------------------
                Total stockholders' equity                        12,216                    15,038
                                                       -------------------       -------------------
                Total liabilities and stockholders'
                  equity                                 $        92,185           $        62,593
                                                       ===================       ===================

The accompanying notes are an integral part of these consolidated financial statements.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)
                                                            YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                                    1995                1994                1993
                                              --------------     --------------     ---------------

                                                                  (in thousands)

Gross revenue                                   $  268,949         $  193,521         $   160,616
Less:  Agency commissions                          (31,986)           (22,249)            (16,921)
                                              --------------     --------------     ---------------
         Net revenue                               236,963            171,272             143,695

Costs and expenses:
Operating expenses                                 155,955            116,274              99,646
Selling, general and administrative expenses        43,037             36,240              34,856
Depreciation and amortization                        4,244              4,666               5,752
                                              --------------     --------------     ---------------
         Income from operations                     33,727             14,092               3,441

Interest expense, net                                4,721              2,968               9,045
Minority interest                                    1,183                326                   -
Other (income) expenses                               (943)               514                   -
                                              --------------     --------------     ---------------
          Income (loss) before provision for
          income taxes and extraordinary item       28,766             10,284             (5,604)

Provision for income taxes:
Current                                              3,970              1,193                 135
Deferred (benefit)                                   3,886              3,547             (14,199)
                                              --------------     --------------     ---------------
Income before extraordinary item                    20,910              5,544               8,460
Extraordinary item - (loss) gain due
to extinguishment of debt, net of tax                 (453)                 -              92,201
                                              --------------     --------------     ---------------
         Net income                             $   20,457         $    5,544         $   100,661
                                              ==============     ==============     ===============

The accompanying notes are an integral part of these consolidated financial statements.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)
YEARS ENDED DECEMBER 31, 1995 , 1994  AND 1993
(IN THOUSANDS)
                                                                                                      CUMULATIVE
                                                                                        RETAINED       FOREIGN
                                                                       ADDITIONAL       EARNINGS      CURRENCY
                                        COMMON STOCK                    PAID IN      (ACCUMULATED    TRANSLATION
                     ----------------------------------------------
                      SHARES       CLASS A     SHARES     CLASS B       CAPITAL        DEFICIT)      ADJUSTMENTS       TOTAL
                     ---------   ----------  ---------   ----------  -------------  --------------  --------------  -------------
Balance at
  January 1, 1993        530       $    5        420       $    4    $   26,965     $   (118,184)   $      -        $   (91,210)
Net income
  for the year             -            -          -            -             -          100,661           -            100,661
                     ---------   ----------  ---------   ----------  -------------  --------------  --------------  -------------
Balance at
  December 31,
  1993                   530            5        420            4        26,965          (17,523)          -              9,451

Foreign currency
  translation
  adjustment               -            -          -            -             -                -          43                 43
Net income
  for the year             -            -          -            -             -            5,544           -              5,544
                     ---------   ----------  ---------   ----------  -------------  --------------  --------------  -------------

Balance at
  December 31,
  1994                   530            5        420            4        26,965          (11,979)         43             15,038
  Exercise of common
  stock warrants          50            1          -            -             -                -           -                  1
Distribution to
  stockholders             -            -          -            -       (26,965)          (3,035)          -            (30,000)
Foreign currency
  translation
  adjustment               -            -          -            -             -                -        (280)              (280)
Purchase of
  minority interest
  in subsidiary           53            1          -            -         6,999                                           7,000
Net income
  for the year             -            -          -            -                         20,457           -             20,457
                     ---------   ----------  ---------   ----------  -------------  --------------  --------------  -------------
Balance at
  December 31,
  1995                   633       $    7        420       $    4    $    6,999     $      5,443      $ (237)       $    12,216
                     =========   ==========  =========   ==========  =============  ==============  ==============  =============

The accompanying notes are an integral part of these consolidated financial statements.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)
CONSOLIDATED  STATEMENTS  OF   CASH FLOWS
                                                    YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                                 1995        1994         1993
                                            ---------    ---------    --------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net income                                $  20,457    $  5,544     $100,661
Adjustments to reconcile net income to
  net cash provided by operating
  activities , net of effects from
  acquisitions:
    Depreciation and  Amortization              4,244       4,666        5,752
    Accrued interest added to
         long-term  debt                            -           -        6,939
    Write-Off of Deferred Loan Fees               270         355        1,019
    Deferred  Tax  Provision  (Benefit)         3,886       3,547      (14,199)
    Amortization of  interest discount
          on  debt                                  -           -          185
    Minority  Interest in Subsidiary
          Earnings                              1,183         326            -
    Loss (gain) due to extinguishment of
          debt, Net of tax                        453           -      (92,201)
    Gain on  Asset Sales                         (943)       (256)           -
    Increase in accounts and sundry
          receivables                          (5,812)     (5,632)      (1,902)
    Increase (decrease)  in Accounts
          Payable, Accrued Liabilities
          and accrued interest                  7,222       2,975       (1,320)
    (Increase) decrease in all other
          current assets and liabilities       (2,511)     (1,543)         815
    Decrease (increase) in other assets           507        (402)         565
                                            ---------    ---------    --------
          Total adjustments                     8,499       4,036      (94,347)
                                            ---------    ---------    --------
Net cash provided by operating activities      28,956       9,580        6,314
                                            ---------    ---------    --------
  Cash flows from investing activities:
    Proceeds from sale of assets                1,032         358            -
    Acquisitions, net of cash acquired         (5,541)       (533)           -
    Purchase of minority interest in LDI       (6,500)
    Purchase of investment                     (1,907)          -            -
    Sale of minority interest in LDI                -       2,694            -
    Purchase of fixed assets, net                (493)     (1,311)        (812)
    Cash collateral (deposits) withdrawals       (130)        377          275
                                            ---------    ---------    --------
              Net cash (used in) provided by
                     investing activities     (13,539)      1,585         (537)
                                            ---------    ---------    --------
  Cash flows from financing activities:
    Proceeds from borrowings                   48,000       1,500       19,000
    Distribution to stockholders              (30,000)          -            -
    Payments for deferred charges              (1,496)          -       (1,210)
    Principal payments on bank and
            other debt                        (25,617)     (6,818)     (23,385)
    Exercise of warrants                            1           -            -
                                            ---------    ---------    --------
              Net cash used in financing
                    activities                 (9,112)     (5,318)      (5,595)
                                            ---------    ---------    --------
  Effects of exchange rates on cash              (279)         85            -
                                            ---------    ---------    --------
  Net increase in cash                          6,026       5,932          182
  Cash at beginning of period                   7,303       1,371        1,189
                                            ---------    ---------    --------
              Cash at end of period         $  13,329    $  7,303     $  1,371
                                            =========    =========    ========
  Supplemental disclosures of cash flow information:
    Cash paid during the period for:
       Interest                             $   2,942    $  2,076     $    913
       Taxes                                $   1,843    $    452     $     82

  Details of the acquisitions:
    Assigned value of assets acquired       $   7,059    $  6,872            -
      Less, Liabilities assumed and            (1,447)     (5,729)           -
                deferred taxes
                                            ---------    ---------
    Cash paid                                   5,612       1,143            -
      Less, Cash acquired                         (71)       (610)           -
                                            ---------    ---------
  Net cash paid                             $   5,541    $    533            -
                                            =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


1.  DESCRIPTION  OF THE  BUSINESS:

    TDI Worldwide, Inc. (formerly American Media Network Inc.) and its subsidiaries (the "Company") are engaged in the out-of-home media advertising business, primarily in connection with providing display space for advertising on buses, in subway stations, commuter railroad terminals and cars, and on outdoor billboards, telephone kiosks and bus shelters. Substantially all of the Company's business activity is conducted with customers located within the United States, the United Kingdom ("U.K."), and Ireland.



2.  SUMMARY  OF  SIGNIFICANT ACCOUNTING POLICIES:

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

    (a) BASIS  OF  PRESENTATION:
        The consolidated financial statements of the Company include the accounts of the Company, its wholly owned subsidiaries and LDI, which was a 50% owned subsidiary until August 11, 1995 (Note 3). All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    (b) FOREIGN CURRENCY TRANSLATION:
        The assets and liabilities of the Company's Foreign subsidiaries have been translated at current rates and related revenues and expenses have been translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments have been recorded as a separate component of Stockholders' Equity.

    (c) PROPERTY, EQUIPMENT  AND IMPROVEMENTS:
        Property, equipment and improvements are stated at cost. Depreciation on property and equipment is provided on the straight-line basis. Amortization of leasehold improvements is provided over the shorter of the term of the lease or the estimated useful life of the assets (7 years). The estimated useful lives for all other assets are as follows:

continued

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


        automobiles and trucks - 4 years; equipment, furniture and fixtures - 7 years; poster frames - 8 years; billboards - 9 years; buildings and improvements - 33 years.

        Expenditures for maintenance and repairs are charged to expense as incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the resulting gain or loss is included in income.

    (d) INCOME TAXES:
        Effective January 1, 1993, the Company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires the use of the asset and liability method of financial accounting and reporting for income taxes. Deferred income taxes reflect the future tax effects of differences between the financial statement and tax bases of assets and liabilities at enacted rates in effect in the years in which the differences are expected to reverse.

    (e) DEFERRED CHARGES:
        Loan acquisition costs paid in connection with the Company's debt agreements (Notes 6 and 7) have been capitalized and are amortized over the life of the debt agreements. Amounts paid for interest rate protection agreements (Note 6) are capitalized and amortized as interest expense over the lives of these agreements.

    (f) INTANGIBLE ASSETS:
        A portion of the cost of acquisitions (Note 3) has been assigned to franchise agreements and is amortized using the straight-line method over the lives of the agreements - five years. Goodwill resulting from these acquisitions is amortized using the straight-line method over 20 years. The Company evaluates intangible assets for potential impairment by comparing the unamortized balance to the undiscounted cash flows they are projected to generate. Amortization expense and accumulated amortization as of and for the year ended December 31, 1995 was $1,033.

    (g) CASH AND CASH EQUIVALENTS:
        The Company considers all highly liquid instruments purchased with original maturity of three months or less to be cash equivalents.



3.   ACQUISITIONS:

    (a) In August 1994, the Company and Hambro Group Investments ("HGI"), a U.K. based investment bank, each invested approximately $2,700 and each acquired a 50% interest in LDI, a newly formed company in the U.K. LDI purchased the assets (including cash of

continued

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


        approximately   $610)  and  assumed  the  liabilities  of  LTA,  a  U.K.
        enterprise, for approximately $1,144 in cash (LDI and LTA (now known as TDI U.K.), together, are hereinafter referred to as "LDI").


        The resulting purchase price allocation to assets and liabilities is summarized as follows:

        Accounts receivable                                 $   5,731
        Other current assets, including cash acquired             792
                 of $610
        Property, equipment and improvements                      350
        Transit franchise payable                              (2,374)
        Accounts payable and other current liabilities         (3,355)
                                                               -------
        Total purchase price allocated                      $   1,144
                                                               =======

        On August 11, 1995, the Company acquired the 50% interest in LDI owned by HGI. The purchase price of approximately $13,500 consisted of approximately $6,500 of cash and approximately 52,600 shares of the Company's common stock. As a result of this transaction, the Company increased its ownership in LDI to 100%. The excess of the purchase price over the Company's interest in the net book value of LDI of $4,305 was assigned to franchise agreements. In addition, the Company recorded goodwill and a deferred tax liability of approximately $3,200 related to this purchase.

        Pursuant to the terms of the purchase agreement between LDI and HGI, LDI is required to pay HGI an additional $1,500 if a certain advertising franchise agreement held by LDI is renewed.

    (b) On November 14, 1995, the Company acquired all of the issued and outstanding capital stock of British Transport Advertising Limited for $5,612 in cash.


        The resulting price allocation to assets and liabilities is summarized as follows:

        Franchise agreements                                $ 4,082
        Goodwill                                              1,429
        Accounts receivable                                   1,317
        Cash                                                     70
        Fixed assets                                            161
        Deferred tax liability                               (1,429)
        Accounts payable and other current liabilities          (18)
                                                             -------
                        Total purchase price allocated      $ 5,612
                                                             =======

continued

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



        Each of the acquisitions described above has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16, and the results of operations from the date of each acquisition through December 31, 1995 are included in the consolidated financial statements.

        The unaudited pro forma data below for the years ended December 31, 1995 and 1994 is presented as if these acquisitions had been made as of January 1, 1995 and 1994, respectively. The unaudited pro forma financial information is based on management's estimates and assumptions and does not purport to represent the results that actually would have occurred if the acquisitions had, in fact, been completed on the dates assumed, or which may result in the future.

                                                 1995        1994
                                             ----------   ---------
        Net revenue                          $  247,572   $ 205,107
        Income before extraordinary item     $   21,938   $   6,527
        Net income                           $   21,485   $   6,527


4.      PROPERTY, EQUIPMENT AND IMPROVEMENTS:

        Property, equipment and improvements consist of the following at December 31, 1995 and 1994:

                                                   1995       1994
                                               --------    --------
        Billboards                             $ 21,263    $ 21,889
        Poster frames                            11,071      11,093
        Building and leasehold improvements       1,524       2,446
        Furniture, equipment, auto & trucks       4,409       4,364
        Land                                        546         570
                                               --------    --------
                                                 38,813      40,362
        Less:  Accumulated depreciation         (33,227)    (32,714)
                                               --------    --------
                                               $  5,586    $  7,648
                                               ========    ========

continued
                                     F-9

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)




        Automobiles and trucks of $848 and $655, net of accumulated depreciation of $1,132 and $1,011 as of December 31, 1995 and 1994, respectively, represent assets recorded pursuant to capital leases. Additions to capital leases were $583 and $323 for the years ended December 31, 1995 and 1994, respectively. Depreciation expense was $3,211, $4,657 and $5,693 for the years ended December 31, 1995, 1994 and 1993, respectively.

5.      INCOME TAXES:

        At December 31, 1995, the Company had gross deferred tax assets of $6,867 and gross deferred tax liabilities of $4,407 representing the expected future tax consequences of temporary differences between the book and tax bases of its assets and liabilities and the future tax benefit expected to be realized through utilization of the net operating loss carryforwards. At the time it adopted SFAS 109 in 1993, the Company recorded a valuation allowance of $4,251, representing the amount of such benefit that may not be realized in future periods. At December 31, 1995, the Company has reassessed the valuation allowance and expects to realize the deferred tax asset in full. Accordingly, at December 31, 1995, the Company reversed the valuation allowance and credited such amount to deferred tax expense.

        For income tax purposes, the Company has approximately $10 million of net operating loss carryforwards at December 31,1995 which expire from 2003 to 2007.

        Income (loss) before income taxes and extraordinary item is as follows:

                                               YEARS ENDED DECEMBER 31,
                                                 1995     1994    1993
                                              --------  ------ -------
        Domestic                              $ 22,971  $9,180 $(5,604)
        Foreign                                  5,795   1,104       -
                                              --------  ------ -------
                                              $ 28,766 $10,284 $(5,604)
                                              ========  ====== =======
continued

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



        The provision (net benefit) for income taxes is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                                1995        1994         1993

        Current:
          U.S. Federal                      $    494    $    212     $     39
          U.S. State and local                   690         529           96
          Foreign                              2,786         452            -
                                            ---------  ----------- ------------
                                               3,970       1,193          135
                                            ---------  ----------- ------------
        Deferred:
          U.S. Federal                         2,968       2,434      (10,543)
          U.S. State and local                   918       1,113       (3,656)
                                            ---------  ----------- ------------
                                               3,886       3,547      (14,199)
                                            ---------  ----------- ------------
        Provision (net benefit) for  income
            taxes                              7,856       4,740      (14,064)
        Less, Benefit allocable to
                        extraordinary item      (329)          -            -
                                            ---------  ----------- ------------
        Provision (net benefit) for income
             taxes                          $  7,527    $  4,740    $ (14,064)
                                            =========  =========== ============

    Reconciliations of the provision (benefit) for income taxes to the amount computed using the federal statutory rate are as follows:
                                                    YEARS ENDED DECEMBER 31,
                                               1995         1994         1993
                                                        (in thousands)

        Expected U.S. federal income tax
              provision at statutory rate   $10,068      $ 3,496     $ 29,579
        Reversal of valuation allowance      (4,251)           -            -
        Non-taxable income                        -            -      (30,173)
        Adoption of SFAS 109                      -            -      (13,399)
        Foreign income taxed at higher rates      -          188            -
        State and local income tax, net of
                  federal benefit             1,488        1,084         (142)
        Non-deductible expenses                 357           84           71
        Other                                   194         (112)           -
                                            ---------  ----------- ------------
        Income tax provision (benefit)      $ 7,856      $ 4,740     $(14,064)
                                            =========  =========== ============

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


        The major components of the net deferred tax asset as of December 31, 1995 and 1994 are as follows:


                                                    1995             1994
                                              -------------    -------------



           Deferred tax asset:
             Net operating loss carryforwards
               expiring between 2003 to 2007      $   3,622        $  11,938
             Reserve for doubtful accounts              607              630
             Depreciation                               631              905
             Accrued expenses                         1,235              949
             Other                                      772              494
                                                ------------    -------------
             Deferred tax asset                       6,867           14,916

           Deferred tax liability:
             Intangible assets                       (4,407)               -

           Valuation allowance                           -            (4,251)
                                                ------------    -------------

           Deferred tax asset, net                $   2,460        $  10,665
                                                ============    =============



        Realization of the net deferred tax asset is contingent upon the generation of sufficient future taxable income. Forecasted taxable income from operations is expected to be sufficient to realize the entire amount of the deferred tax asset.

        However, failure to achieve forecasted results or implement effective tax planning strategies may affect the Company's ability to ultimately realize the deferred tax assets. For this reason, the Company will evaluate annually whether the realization of the deferred tax asset is more likely than not.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



6.  LONG-TERM DEBT:

    Long-term debt consists of the following at December 31, 1995 and 1994:

                                                               1995       1994
                                                             -------    ------
      Bank Term Loan- U.S.                                  $41,999    $13,000
      Senior Unsecured 8% Note due December 31,1995 (Note 7)      -      1,000
      Promissory notes payable                                    -         50
      Mortgage note payable in equal monthly
        installments with interest at 12% through 2001          399        442
                                                             -------    ------
                                                             42,398     14,492
        Less Current Maturities                              (6,851)    (2,843)
                                                             -------    ------
                                                            $35,547    $11,649
                                                             =======    ======
     Aggregate  future annual  maturities for all long-term debt are as follows:
     $6,851 in 1996,  $7,557 in 1997,  $7,564 in 1998, $7,768 in 1999, $8,579 in
     2000 and $4,079 thereafter.

     BANK TERM LOAN - U.S.:
     On March 16, 1995, the Company entered into an amended and restated credit agreement (the "Amended Credit Agreement") with its banks (the "Banks"). The Amended Credit Agreement provides for term loan, working capital revolver and letter of credit facilities. The Company borrowed $48 million under the term loan facility of the Amended Credit Agreement, of which $30 million was distributed to its stockholders based upon their proportionate ownership interests in the Company's common stock and of which $13 million was used to refinance amounts outstanding under the previous credit agreement (the "Credit Agreement"). In addition, as a condition to obtaining the Amended Credit Agreement, the Company repaid its $5 million Long-Term subordinated Note and its $1 million Senior Unsecured Note (Note
     7). The terms, conditions and covenants of the Amended Credit Agreement are substantially the same as those of the Credit Agreement and the Amended Credit Agreement replaces that agreement in its entirety. In connection with this refinancing, the unamortized balance of loan acquisition costs, aggregating $782, was written off and recorded as an extraordinary item, net of related tax benefit of $329.

     Borrowings  under  the  Amended  Credit  Agreement  bear  interest  at  the
     Applicable Rate, as defined. The Amended Credit Agreement provides for interest options at either the Eurodollar Rate, as defined, plus 2% to 2.5% or the Base Rate, as defined, plus .5% to 1.0%. At December 31, 1995 substantially all borrowings accrued interest under the Eurodollar Rate option, at 8%.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



     Future minimum annual scheduled maturities on the term loan are as follows:

     DECEMBER 31
     1996                                                 $   6,802
     1997                                                     7,502
     1998                                                     7,502
     1999                                                     7,699
     2000                                                     8,501
     Thereafter                                               3,993
                                                            -------
                                                          $  41,999
                                                            =======


     In addition, the Amended Credit Agreement requires early principal payments of the term loan based upon available excess cash flow, as defined. Amounts outstanding under the working capital revolver may be repaid and reborrowed in accordance with the terms of the Amended Credit Agreement, with all amounts outstanding due no later than September 30, 2001. At December 31, 1995 this $500 facility was unused and available for borrowing.

     The Amended Credit Agreement also provides for a deferred fee payment to the Banks based upon a multiple of the Company's income before interest, taxes, depreciation and amortization ("EBITDA"). At December 31, 1995 the Company estimates that such deferred fee would approximate $2,000 and has recorded approximately $940, $477 and $40 of such amount as additional interest expense for the years ended December 31, 1995, and 1994 and 1993, respectively. In March 1996, the deferred fee was paid to the Banks in connection with the repayment of the term loan (Note 12).

     Amounts outstanding under the Amended Credit Agreement are collateralized by substantially all the assets of the Company, a pledge of 100% of the Company's common stock and an assignment of the Company's keyman life insurance policy on the Company's President and Chief Executive Officer.

     At December 31, 1995 the Company had an interest rate protection agreement with a bank. The differential to be paid or received was accrued as interest rates changed and was recognized as interest expense over the life of the agreement, which was scheduled to expire in November 1998. In 1996, the Company terminated this agreement at a cost of $246.

     The Amended Credit Agreement provides for a $19,000 letter of credit facility. Such letters of credit are used to collateralize certain of the Company's obligations under its franchise agreements (Note 9b). Letter of credit fees range from 1% to 1.25%. At December 31, 1995 there were approximately $17,656 in letters of credit outstanding.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)

     The Amended Credit Agreement and the Restructuring Agreement (Note 7) contain certain restrictive covenants which, among other things, limit the assumption of additional indebtedness, capital expenditures, investments and distributions, and require the maintenance of certain minimum financial ratios. In the event the Company repays the term loan in full at any time prior to September 30, 1996 it will pay to the Banks a termination fee not to exceed $225. In March 1996, the amount outstanding under the term loan was paid in full (Note 12) and a termination fee of $113 was paid to the Banks.

     On October 22, 1993, the Company completed a refinancing of its then existing senior bank indebtedness. The Company had entered into the Credit Agreement with the Banks which provided for term loan, working capital revolver and letter of credit facilities. In connection with this transaction, the Company retired, in full, all previously existing senior bank indebtedness and related accrued interest aggregating approximately $49,600, with $19,000 of new term loan proceeds and $1,000 in cash. As a result of this refinancing, the write-off of related loan acquisition costs and the refinancing described in Note 7, the Company realized a net gain on extinguishment of debt amounting to $92,201. Such amount has been reflected as an extraordinary item in the consolidated statement of operations for the year ended December 31, 1993.

     BANK LOAN - LDI:
     In August 1994, LDI entered into a revolving credit agreement with a bank (the "LDI Credit Agreement") that provides for a maximum commitment of 3,000 pounds sterling (in thousands) ($4,658 at December 31, 1995). Borrowings bear interest at LIBOR plus 2.5%. There were no amounts outstanding under this facility at December 31, 1995.

     The LDI Credit Agreement requires that LDI pay a deferred fee to the bank based upon a multiple of LDI's EBITDA. At December 31, 1995, the Company estimates that such deferred fee would approximate $446 and has recorded approximately $157 and $28 of such amount as additional interest expense for the years ended December 31, 1995 and 1994, respectively. In March 1996, the LDI Credit Agreement was terminated and the aforementioned deferred fee was paid in connection with the sale of the Company's stock (Note 12). Substantially all of LDI's assets (which approximate $36,000 at December 31, 1995) have been pledged to collateralize amounts outstanding under the LDI Credit Agreement. In addition, at December 31, 1995 a 1,000 pounds sterling (in thousands) ($1,553) letter of credit was issued in connection with LDI's major advertising franchise. Letter of credit fees are 1.25% per annum.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


CONTINUED




7.   SUBORDINATED NOTES PAYABLE:

     Subordinated notes payable were subordinate to the term loan and working capital revolver under the Amended Credit Agreement (Note 6). On October
     22, 1993, the Company entered into a new agreement (the "Restructuring Agreement") with its Subordinated Lender. Such lender is also a stockholder of the Company. At December 31, 1994 these notes aggregated $6,000 consisting of a $1,000 Senior Unsecured Note (Note 6) and a $5,000 Long-Term Subordinated Note due December 31, 1999. Such notes accrued interest at 8% per annum, payable quarterly. These notes were repaid in full concurrent with the refinancing of the Credit Agreement (Note 6).

     Under the terms of the Restructuring Agreement, the Company paid $280 in cash and issued new notes aggregating $7,000 ($1,000 of which was paid on December 31, 1993 and $6,000 of which was paid as described above) to this lender in full and final payment of all the then outstanding subordinated principal and related accrued interest aggregating approximately $73,000. This transaction is a component of the gain on extinguishment of debt described in Note 6.



8.   EMPLOYEE BENEFIT, MULTI-EMPLOYER PENSION PLANS AND SAVINGS PLAN:

     (a)EMPLOYEE BENEFIT PLAN:

        The Company has a contributory, defined benefit pension plan covering approximately 100 hourly union employees. Benefits paid to union retirees are based, among other things, upon age of retirement, years of credited service and average earnings.

        The components of net periodic pension cost are as follows:

                                             YEARS ENDED DECEMBER 31,
                                             ------------------------
                                             1995      1994      1993
                                             ------  ---------  -----
         Service cost on benefits earned
                during the year              $ 22     $  31     $  24
         Interest cost on projected
                benefit obligation             50        45        43
         Actual return on plan assets         (93)      (23)      (32)
         Net amortization and deferral         43       (31)      (20)
                                             ------  ---------  -----
         Net periodic pension cost           $ 22     $  22     $  15
                                             ======  =========  =====

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)

        The actuarial present value of benefit obligations and funded status for the Company's pension plan were as follows:

                                                        AT DECEMBER 31,
                                                        ---------------
                                                        1995       1994
                                                        -----     -----
        Benefit obligations:
            Vested benefits                           $ (718)    $ (563)
            Nonvested benefits                            (8)        (8)
                                                        -----     -----
        Accumulated benefit obligation                  (726)      (571)
        Projected compensation increases                 (17)       (28)
                                                        -----     -----
        Projected benefit obligation                    (743)      (599)
        Plan assets at fair value                        617        563
                                                        -----     -----
        Projected benefit obligation in
            excess of plan assets                       (126)       (36)
        Unrecognized net loss (gain)                      46        (22)
        Unrecognized net transition obligation (asset)    (4)        (4)
        Unrecognized prior service cost                    7          7
                                                        -----     -----
        Net pension liability                         $  (77)    $  (55)
                                                        =====     =====

        At December 31, 1995 and 1994, the assumed discount rates (the estimated rate at which the retirement plan could have settled its liabilities) were 7.25%, and 8.25%, respectively. The expected long-term rate of return on plan assets was estimated to be 9% and future salary increases were estimated to be 5.5%.

     (b)MULTI-EMPLOYER   PENSION  PLAN:
        The Company contributes to various multi-employer pension plans for approximately 80 union employees covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over the total of the pension plans net assets is not available from the plan administrators. Pension expense for these multi-employer plans was $322, $296 and $298 for the years ended December 31, 1995, 1994 and 1993, respectively.

        The Multi-Employer Pension Plan Amendments Act of 1980 (the "Act") significantly increased the pension responsibilities of participating employers. Under the provisions of the Act, if the plans terminate or the Company withdraws, the Company could be subject to a substantial "withdrawal liability" (Note 9c).

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)

     (c)PENSION PLAN - LDI:
        LDI's employees were participants in the London Regional Transport ("LRT") Pension Fund until February 1995, when the LTA Pension Plan, a defined contribution plan, was established. For the year ended December 31, 1995 and for the period from the Acquisition Date to December 31, 1994 LDI incurred approximately $700 and $268, respectively, of pension expense.

     (d)SAVINGS INVESTMENT PLAN:
        The Company has a 401(K) Savings Investment Plan (the "Plan") to provide retirement benefits for the eligible employees. All employees who are at least 21 years of age and have completed one year of service and are not covered by a collective bargaining agreement are eligible to participate in the Plan. Participants may elect to make salary deferral contributions, as defined, up to $9,240 annually, adjusted annually in accordance with the provisions of the Plan. The Company makes annual contributions in accordance with the provisions of the Plan and may also make, at its sole discretion, additional contributions. The Plan contribution expense incurred by the Company was approximately $100 for the year ended December 31, 1995 and $80 for each of the years ended December 31, 1994 and 1993.



9.  COMMITMENTS AND CONTINGENT LIABILITIES:

     (a)LEASE OBLIGATIONS:
        The Company leases its executive and sales offices, various work shops, billboard sites and vehicles. Rent expense was approximately $6,700, $5,900 and $6,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



        Future   minimum  lease  payments   under   noncancellable   leases  are
        approximately as follows:

                                                   CAPITALIZED
        YEAR ENDING DECEMBER 31,        OPERATING    LEASES         TOTAL
        ------------------------        ---------  -----------     ------
        1996                             $ 5,750    $ 428         $ 6,178
        1997                               3,859      319           4,178
        1998                               3,154      135           3,289
        1999                               2,446       17           2,463
        2000                               1,190       -            1,190
        2001 and thereafter                3,131       -            3,131
                                         -------      ---          ------
            Total minimum lease payments $19,530     $899         $20,429
                                         =======

        Less:  Interest                                79              79
                                                      ---          ------
             Present value of minimum
                          lease payments             $820         $20,350
                                                      ===          ======

        Rentals under certain leases are subject to escalation clauses.

     (b)GUARANTEED   FRANCHISE  PAYMENTS:
        The Company's transit advertising business has franchise rights, obtained predominantly through competitive bidding, entitling it to display advertisements in or on buses, taxis, trains, bus shelters, terminals and phone kiosks.

        Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the Company's advertising revenues, net of advertising agency fees, or specified guaranteed minimum annual payment.

        The approximate minimum guaranteed payments on existing franchises for the Company in the United States ("U.S."), the U.K. and Ireland and in total are as follows: (U.K. and Ireland amounts are translated using the exchange rate in effect at December 31, 1995).

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)



         YEAR ENDING DECEMBER 31,       U.S.     U.K.     IRELAND      TOTAL
                                      --------  -------  --------    -------
         1996                         $ 60,031 $ 32,489  $ 2,164    $ 94,684
         1997                           57,858   34,451    2,284      94,593
         1998                           41,114   35,536    2,444      79,094
         1999                           28,517   37,415    2,607      68,539
         2000                           12,946   19,620        -      32,566
         Thereafter                      5,370      109        -       5,479
                                      --------  -------  --------    -------
                  franchise payments  $205,836 $159,620  $ 9,499    $374,955
                                      ========  =======  ========    =======


     (c)LITIGATION
        The Company has withdrawn from participation in one of the multi-employer pension plans (the "Plan") described in NOTE 8 B. The Plan declared that a mass withdrawal, as defined by the Act, of the contributing employees has occurred, and such action will result in the assessment of "withdrawal liability" by the Plan against the Company. In the opinion of management and its legal counsel, such liability will not exceed $1,000. No provision for any liability has been made in the accompanying consolidated financial statements.

        In addition, the Company is potentially liable for a proportionate share of the shortfall between the Plan's contributions and the federal minimum funding standards, plus excise taxes on the amount of the deficiency for each plan year in violation. The Company alleges, among other things, fraud and breach of fiduciary duty of the plan administrator, denies all liability in this matter and intends to defend all such claims. The Company and legal counsel are not able to evaluate with certainty the ultimate outcome of this matter. Accordingly, no provision for any liability has been made in the accompanying consolidated financial statements.

        The Company and its subsidiaries are defendants in various zoning and other regulatory proceedings involving outdoor advertising operations and other matters incidental to its business. In the opinion of management and its legal counsel, the outcome of such proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)


10.  CREDIT RISK:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. Substantially all of the Company's cash, at December 31, 1995 and 1994 was held by one financial institution. Concentration of credit risk with respect to trade receivables is limited due to the Company's dispersion of customers. At December 31 1995 and 1994, trade receivable from customers in the New York metropolitan region aggregated approximately 16% and 18% respectively, of consolidated total assets. In addition, at December 31, 1995 and 1994 trade receivables from customers in London aggregated approximately 15% and 13% of consolidated total assets. The Company generally does not require collateral or other security to support these financial instruments with credit risk.



11.  INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION:

     The Company operates in one principal industry segment: provider of out-of-home media advertising. Summarized information relating to domestic and international operations is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                ---------------------------
                                                   1995      1994      1993
                                                -------   -------   -------
      Net sales to unaffiliated customers:
        United States                         $ 180,373 $ 153,626 $ 143,695
        United Kingdom                           56,352    17,646         -
        Ireland                                     238         -         -
                                                -------   -------   -------
                                              $ 236,963 $ 171,272 $ 143,695
                                                =======   =======   =======
      Income (loss) from Operations:
        United States                         $  27,040 $  12,249 $   3,441
        United Kingdom                            6,744     1,843         -
        Ireland                                     (57)        -         -
                                                -------   -------   -------
                                              $  33,727 $  14,092 $   3,441
                                                =======   =======   =======

TDI WORLDWIDE, INC. AND SUBSIDIARIES
(FORMERLY AMERICAN MEDIA NETWORK INC. AND SUBSIDIARIES)

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(DOLLARS IN THOUSANDS)





There were no material amounts of sales or transfers among geographic areas. Identifiable assets are as follows:
                                                         DECEMBER 31,
                                                        1995        1994
                                                      ------      ------
    Identifiable assets:
    United States                                   $ 53,125   $  50,388
    United Kingdom                                    36,309      12,205
    Ireland                                            2,751           -
                                                      ------      ------
                                                    $ 92,185   $  62,593
                                                      ======      ======
12. SUBSEQUENT EVENTS:

    In March 1996, the Company's stockholders sold all of the outstanding stock of the Company to Infinity Broadcasting Corporation ("Infinity") for an aggregate purchase price of $300,000. In connection with this sale, the Company incurred legal and advisory fees and certain other costs aggregating approximately $4,877.

    In March 1996, the Company prepaid $16,999 of amounts outstanding under its bank term loan and Infinity, on behalf of the Company, paid in full all remaining amounts outstanding under the bank term loan, related accrued interest, deferred fees and early termination fees aggregating approximately $28,200 (Note 6).

                                             Infinity Broadcasting Corporation
                                             Pro Forma Combined Balance Sheet
                                                     December 31, 1995
                                                      (In thousands)
                                                        (unaudited)


                                                                                                 Company
                                  Company as  Acquisition of  Disposition of    Acquisition     Pro Forma
                                   reported    Alliance (1)     KYCW-FM (2)      of TDI (3)      Combined
                                  ----------  --------------  --------------    -----------     ------------
Assets:
Current assets                      108,365         10,000                         10,000         128,365

Property and equipment, net          20,561          3,834                          5,586          29,981
Intangible assets, net              451,220        194,861                        279,389         925,470
Goodwill arising from deferred
   taxes on acquisitions                                                          111,756         111,756
Radio properties held for sale                      66,680        (26,000)                         40,680
Other assets                         14,310                                         5,025          19,335
                                  ----------- --------------  ----------------  -----------     ------------
                                    594,456        275,375        (26,000)        411,756       1,255,587
                                  =========== ==============  ================  ===========     ============


Liabilities:
Current liabilities                  53,080            375                                         53,455
Long-term debt                      267,384        275,000        (26,000)        231,031         747,415

Other liabilities                                                                   1,785           1,785
Deferred tax liability                                                            111,756         111,756


Stockholders' equity                273,992                                        67,184         341,176

                                  ----------- --------------  ----------------  -----------     ------------
                                    594,456        275,375        (26,000)        411,756       1,255,587
                                  =========== ==============  ================  ===========     ============

(1) To reflect the acquisition of Alliance, financed from borrowings under the Credit Agreement, and the preliminary allocation of the purchase price of $275 million as follows:

                                 Carrying Value
                                   Reported by                        Allocation of
                                     Alliance     Adjustments        Purchase Price
                                 --------------   ------------       --------------
Assets:
   Current assets                        10,972           (972)(a)         10,000
   Property and equipment, net            6,025         (2,191)             3,834
   Intangible assets, net                66,219        128,642            194,861
   Radio properties held for sale                       66,680             66,680
                                 --------------   ------------       --------------
            Total assets                 83,216        192,159            275,375
                                 ==============   ============
Liabilities:
   Current liabilities                   11,709        (11,709)(a)
   Long term debt                        50,000        (50,000)(a)
   Other liabilities                        433           (433)(a)
                                 --------------   ------------
           Total liabilities             62,142        (62,142)
                                 --------------   ------------
                                 --------------   ------------
Partners' capital                        21,074        (21,074)(a)
                                 --------------   ------------
            Total liabilities and
                 partners' capital       83,216        (83,216)
                                 ==============   ============       --------------
Purchase Price Allocated                                                  275,375
                                                                     ==============

(a) Adjustments to eliminate assets not being acquired and liabilities not being assumed in the Alliance acquisition.

     The preliminary allocation of the purchase price may change upon final appraisal of the fair values of the net assets acquired.

(2) To reflect the sale of radio station KYCW-FM for $26 million and the use of proceeds to reduce borrowings under the Credit Agreement.

(3) To reflect the acquisition of TDI, financed from $231 million borrowings under the Credit Agreement together with the issuance of 2.4 million shares of the Company's unregistered Class A common stock at a price of approximately $28.35 and $1.8 million of liabilities assumed, and the preliminary allocation of the purchase price of $300 million as follows:

                                Carrying Value
                                 Reported by                         Allocation of
                                     TDI           Adjustments       Purchase Price
                                --------------    ------------       ---------------
Assets:
   Current assets                      59,696        (49,696)(a)             10,000
   Property and equipment, net          5,586                                 5,586
   Intangible assets, net              16,891        262,498                279,389
   Goodwill arising from deferred
      taxes on acquisitions                          111,756                111,756
   Other Assets                        10,012         (4,987)(a)              5,025
                                --------------    ------------       ---------------
             Total  assets             92,185        319,571                411,756
                                ==============    ============

Liabilities:
   Current liabilities                 39,577        (39,577)(a)                  0
   Long term debt                      35,547        (35,547)(a)                  0
   Deferred income tax liability        4,407        107,349                111,756
   Other liabilities                      438           (438)(a)                  0
                                --------------    ------------       ---------------
         Total liabilities             79,969         31,787                111,756
                                --------------    ------------
                                --------------    ------------
   Stockholders equity                 12,216        (12,216)(a)
                                --------------    ------------
        Total liabilities and   --------------    ------------
           stockholders equity         92,185         19,571
                                ==============    ============      ----------------
Purchase Price Allocated                                                    300,000
                                                                    ================

(a) Adjustments to eliminate assets not being acquired and liabilities not being assumed in the TDI acquisition.

     The preliminary allocation of the purchase price may change upon final appraisal of the fair values of the net assets acquired.



                                         Infinity Broadcasting Corporation
                                     Pro Forma Combined Statement of Operations
                                           Year ended December 31, 1995
                                       (In thousands, except per share data)
                                                    (unaudited)


                                               Acquisition of                       Company
                                 Company as      KLUV-FM and  Acquisition          Pro Forma
                                  reported (1)    Alliance       of TDI             Combined
                                 ----------    -------------- -----------          -----------

Total revenues                     372,429         41,897  (2)     268,949     (3)     683,275
Less agency commissions             46,723          6,857  (2)      31,986     (3)      85,566
                                 ----------    -------------- ------------         -----------
Net revenues                       325,706         35,040          236,963             597,709
Operating expenses
   excluding depreciation and
   amortization                    167,285         19,674  (2)     198,992     (3)     385,951
                                 ----------    -------------- ------------         -----------
Operating income
   excluding depreciation and
   amortization                    158,421         15,366           37,971             211,758
Depreciation and amortization       50,482         15,154  (4)      10,896     (5)      76,532
Corporate general and
   administrative                    6,135                               0               6,135
                                 ----------    -------------- ------------         -----------
Operating income(loss)             101,804            212           27,075             129,091

Interest expense                   (44,385)       (15,030) (6)     (16,172)    (6)     (75,587)
Interest income                        387                               0                 387
Other expense                       (1,715)                                             (1,715)
Income taxes                        (1,588)                                             (1,588)
                                 ----------    -------------- ------------         -----------
Net earnings (loss)                 54,503        (14,818)          10,903              50,588
                                 ==========    ============== ============         ===========
Net earnings per share               $0.53                                               $0.48
Weighted average shares(7)         102,903                           2,370             105,273

(1) The Company's historical consolidated results of operations for the year ended December 31, 1995 include the operating results of radio station KLUV-FM from April 21, 1995, the date the Company acquired such station.

(2) To reflect the historical operating results of KLUV-FM for the period from January 1, 1995 to April 20, 1995 and to reflect the historical operating results of Alliance as follows:

                                                                         Adjusted
                                                                        Historical
                                  Reported by                           Results of
                                   Alliance         Adjustments          Alliance
                                  -------------    ----------------    ---------------
Total revenues                          46,332           (7,527)(a)          39,435
                                                            630 (b)
Less agency commissions                  7,597           (1,260)(a)           6,337
                                  -------------    ----------------    ---------------
Net revenues                            38,735           (5,637)             33,098
Operating expenses                                       (8,485)(a)
   excluding depreciation and
   amortization                         26,540              811 (b)          18,866
                                  -------------    ----------------    ---------------
Operating income
   excluding depreciation and
   amortization                         12,195            2,037              14,232
Depreciation and amortization            6,422           (1,747)(a)           4,675
Corporate general and
   administrative expenses               2,230           (2,230)(a)(c)            0
                                  -------------    ----------------    ---------------
Operating income                         3,543            6,014               9,557
Interest and other expense              (7,837)           7,837 (a)(b)(c)         0
Interest and other income                1,293           (1,293)(a)(b)(c)         0
Provision for income taxes                (146)             146 (a)(c)            0
                                  -------------    ----------------    ---------------
Income (loss) before
    extraordinary item                  (3,147)          12,704               9,557
                                  =============    ================    ===============

(a)  To exclude the operating results of radio stations held for sale.

(b) To reclassify miscellaneous broadcasting revenues and expenses to conform with the Company's presentation.

(c) Assumes these items would not have been incurred by the Company during this period. Such items consist primarily of corporate and interest expenses and the provision for income taxes.

(3)  To reflect the historical operating results of TDI as follows:


                                                                         Adjusted
                                                                        Historical
                                  Reported by                           Results of
                                     TDI            Adjustments            TDI
                                  -------------     ------------       -------------

Total revenues                         268,949                              268,949
Less agency commissions                 31,986                               31,986
                                  -------------     ------------       -------------
Net revenues                           236,963                0             236,963
Operating expenses
   excluding depreciation and
   amortization                        198,992                              198,992
                                  -------------     ------------       -------------
Operating income
   excluding depreciation and
   amortization                         37,971                0              37,971
Depreciation and amortization            4,244                                4,244
Corporate general and
   administrative                            0                                    0
Operating income                        33,727                0              33,727
Interest expense, net                   (4,721)           4,721 (a)               0
Minority interest                       (1,183)           1,183 (a)               0
Other income                               943             (943)(a)               0
Provision for income taxes              (7,856)           7,856 (a)               0
                                  -------------     ------------       -------------
Income before extraordinary item        20,910           12,817              33,727
                                  =============     ============       =============

(a) Assumes these items would not have been incurred by the Company during this period. Such items consist primarily of interest expense, net, minority interest, other income and the provision for income taxes.


(4) To reflect (i)the pro forma depreciation and amortization expense from the allocation of the purchase price of KLUV-FM based upon the following: franchise and other intangible assets of approximately $52.8 million over a period of 15 years and property and equipment of $200,000 over a period of 5 years, and (ii) the pro forma depreciation and amortization expense from the preliminary allocation of the purchase price of Alliance based on the following: franchise and other intangible assets of approximately $195 million (excludes estimated allocation of purchase price to stations held for sale) over a period of 15 years, property and equipment of $3.8 million over a period of 5 years and a non compete agreement of $375K over a period of 18 months.


(5) To reflect the pro forma depreciation and amortization expense from the preliminary allocation of the purchase price of TDI based on the following: franchise and other intangible assets, including goodwill arising from deferred taxes, on the TDI acquisition of approximately $391.1 million over a period of 40 years and property and equipment of approximately $5.6 million over a period of 5 years.

(6) To reflect additional interest expense on bank borrowings, at an interest rate of approximately 7% to finance the acquisitions of KLUV-FM, Alliance and TDI.

(7) Adjusted to give effect to a three-for-two stock split effected by the Company on April 11, 1995 and the issuance of 2.4 million shares in the TDI acquisition.
